Exhibit 99.1

Jones Soda Co. Reports Fiscal 2014 Third Quarter Results

Revenue Growth & Bottom Line Improvement

SEATTLE--(BUSINESS WIRE)--November 6, 2014--Jones Soda Co. (the Company) (OTCQB: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the third quarter ended September 30, 2014. The Company reported revenue of $4.4 million for the third quarter of 2014, an increase of 3.7% compared to the prior year’s third quarter revenues of $4.2 million. Net loss for the third quarter of 2014 decreased to $233,000 or $(0.01) per share, compared to a net loss of $330,000 or $ (0.01) per share, for the third quarter 2013. Results for the third quarter of 2014 showed improvement from the prior year third quarter due to sales growth under reduced promotional spend and operating expenses.

Jennifer Cue, CEO of Jones Soda Co., stated, “As I said in August when I invested over a half million dollars of my own money into the Company by exercising my stock options and holding these shares in Jones, I am all in. During the third quarter, we were fiercely focused on sales execution and it showed in our results. We continue to build this business back up in a sustainable way that makes sense for the long-term future of this brand. We remain cautiously optimistic and hyper-focused on executing our strategy going into the fourth quarter and 2015.”

Third Quarter Review - Comparison of Quarters Ended September 30, 2014 and 2013

  Revenue increased 3.7% to $4.4 million, compared to $4.2 million last year.
  Gross margin as a percentage of revenue remained relatively flat at 24.0%.
  Operating expenses decreased by $111,000, or 8.3%, to $1.2 million, compared to $1.3 million last year.
  Net loss declined 29.4% to $233,000 or $(0.01) per share, compared to a net loss of $330,000 or $ (0.01) per share last year.

Year-to-Date Review - Comparison of Nine Months Ended September 30, 2014 and 2013

  Revenue decreased 3.9% to $11.1 million, compared to $11.6 million last year.
  Gross margin decreased to 23.5% of revenue, compared to 25.9% last year.
  Operating expenses decreased by $97,000, or 2.6%, to $3.7 million, compared to $3.8 million last year.
  Net loss increased 45.8% to $1.2 million or $ (0.03) per share, compared to a net loss of $824,000, or $(0.02) per share, last year.

Conference Call

The Company will discuss its results for the quarter ended September 30, 2014 on its scheduled conference call today, November 6, 2014 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). This call will be webcast and can be accessed by visiting our website at www.jonessoda.com or www.jonessoda.com/company/jones-press/webcasts. Investors may also listen to the call via telephone by dialing (719) 457-2729 (confirmation code: 1260820). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 1260820) through November 13, 2014, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co® markets and distributes its premium beverages under the Jones® Soda, Jones Zilch® and Jones Stripped™ brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, high quality ingredients (including pure cane sugar), and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers in markets primarily across North America. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its operating plans for 2014; its ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage operating expenses and generate sufficient cash flow from operations; its ability to increase revenues and achieve case sales goals on reduced operating expenses; its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; the impact of intense competition from other beverage suppliers; and its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 31, 2014, and in its quarterly reports on Form 10-Q filed in 2014. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(In thousands, except share data)
Revenue	$4,375	$4,217	$11,144	$11,600
Cost of goods sold	3,325	3,203	8,529	8,592
Gross profit	1,050	1,014	2,615	3,008
Gross profit %	24.0%	24.0%	23.5%	25.9%

Operating expenses:
Selling and marketing	592	646	1,681	1,744
General and administrative	635	692	2,023	2,057
	1,227	1,338	3,704	3,801
Loss from operations	(177)	(324)	(1,089)	(793)
Other (expense) income, net	(30)	14	(38)	18
Loss before income taxes	(207)	(310)	(1,127)	(775)
Income tax expense, net	(26)	(20)	(74)	(49)
Net loss	$(233)	$(330)	$(1,201)	$(824)

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.02)
Weighted average basic and diluted common shares outstanding	39,850,694	38,622,724	39,215,288	38,561,298

	Three months ended September 30,		Nine months ended September 30,
Case sale data (288-ounce equivalent)	2014	2013	2014	2013
Finished product cases	330,000	327,000	821,000	858,000

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$577	$1,464
Accounts receivable, net of allowance of $51 and $42	2,392	1,034
Inventory	2,610	2,315
Prepaid expenses and other current assets	146	410
Total current assets	5,725	5,223
Fixed assets, net of accumulated depreciation of $1,347 and $1,194	77	232
Other assets	24	59
Total assets	$5,826	$5,514
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,478	$871
Accrued expenses	893	892
Taxes payable	30	37
Other current liabilities	51	48
Total current liabilities	2,452	1,848
Long-term liabilities — other	368	406
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 40,972,394 and 38,710,416 shares, respectively	53,657	52,981
Additional paid-in capital	8,199	7,941
Accumulated other comprehensive income	368	355
Accumulated deficit	(59,218)	(58,017)
Total shareholders’ equity	3,006	3,260
Total liabilities and shareholders’ equity	$5,826	$5,514

CONTACT:
Jones Soda Co.
Mark Miyata, 206-624-3357
Vice President of Finance
mmiyata@jonessoda.com